Exhibit 10.4

Sales Contract

Customer Name (hereinafter referred to as “Party A”) and PicoCELA Inc. (hereinafter referred to as “Party B”) hereby enter into the following agreement (hereinafter referred to as “this Agreement”) regarding the granting of sales rights for the products specified in the attached document (hereinafter referred to as “the Products”) sold by Party B to Party A.

(Non-Exclusive Sales Rights)

Article 1	During the term of this Agreement, Party B grants Party A non-exclusive sales rights for the Products in Japan, and Party A accepts these rights.

(Application)

Article 2	This Agreement applies to individual transactions (hereinafter referred to as “Individual Agreements”) between Party A and Party B regarding the Products. Party A and Party B shall comply with this Agreement and Individual Agreements. However, in the event of any conflict between the provisions of the Individual Agreements and this Agreement, unless otherwise specified in this Agreement, the provisions of this Agreement shall take precedence.

(Individual Agreements)

Article 3	Individual Agreements shall be established when the parties exchange contracts or when Party B receives an order from Party A and notifies Party A of its acceptance. Furthermore, if Party B does not notify Party A of its acceptance or rejection within three business days after receiving an order from Party A, Party B is deemed to have accepted the order at the end of the period.

2	Individual Agreements shall specify the order date, product name, quantity, delivery date, delivery location, product price, and other necessary transaction conditions.
3	Party A and Party B may modify the contents of Individual Agreements through consultation when necessary.

(Product Delivery, Acceptance Inspection, and Inspection)

Article 4	The delivery of the Products based on this Agreement shall follow the provisions of the Individual Agreements. Party A shall inspect the quantity and content of the Products using the inspection methods separately agreed upon by both parties without delay after receiving the Products and shall accept those that pass the inspection. If there is a shortage or defect in the Products, Party A shall make the best effort to notify Party B within five business days after receiving the Products, specifying the details of the shortage or defect. Even for products that pass the inspection, Party A shall make the best effort to notify Party B within five business days after receiving the Products. However, if Party A cannot complete the inspection within five business days despite its best efforts, it shall notify Party B of this fact and complete the inspection and notify Party B within ten business days after receiving the Products.

2	Upon receiving a notification of non-compliance from Party A as mentioned in the previous paragraph, Party B shall deliver replacement products, repair the Products, or replace parts.
3	If Party A does not notify Party B within five or ten business days after receiving the Products as stipulated in paragraph 1, the Products shall be deemed to have passed Party A’s inspection.
4	Even if the Products are found to be non-compliant based on Party A’s inspection, if the defects do not hinder Party A’s intended use, Party A may accept the Products with a reduced price through consultation with Party B.
5	All costs incurred until the Products are delivered to Party A, including transportation, packaging, and insurance fees, shall be borne by Party B.

(Handling of Excess or Shortages, etc.)

Article 5	If discrepancies in product names, shortages, excess quantities, or visible defects are found as a result of the acceptance inspection, Party B shall, at its own responsibility and expense, take measures according to Party A’s instructions within the designated period, such as delivering the shortfall or replacement products or accepting returns. The same applies when the acceptance inspection is omitted based on Article 4, paragraph 4.

(Transfer of Ownership and Risk Burden)

Article 6	The ownership of the Products shall be transferred from Party B to Party A when the Products pass the acceptance inspection as stipulated in Article 4, paragraph 1. However, the ownership of non-compliant products accepted by Party A shall be transferred from Party B to Party A when Party A expresses its intention to accept them.

2	Any loss, damage, deterioration, or other damages incurred by the Products before passing the acceptance inspection shall be borne by Party B, except when attributable to Party A. Any loss, damage, deterioration, or other damages incurred by the Products after passing the acceptance inspection shall be borne by Party A, except when attributable to Party B.

(Payment)

Article 7	Unless otherwise stipulated in the Individual Agreements, Party A shall pay for the Products that pass the acceptance inspection according to the following conditions, provided that an invoice is received.

Closing Date	20th of each month
Payment Method	By cash transfer to the bank account designated by Party B on the 10th of the following month

2	Party B shall promptly submit an invoice to Party A after the closing date stipulated in the previous paragraph.
3	The transfer fees shall be borne by Party A.

(Warranty Against Defects)

Article 8	Party B warrants that the Products are free from defects and, if defects are discovered within one year from the date the Products pass the acceptance inspection (or within the period specified in the Individual Agreement if different), Party B shall, at its own responsibility and expense, respond by repairing, delivering replacement products, reducing the price, or accepting returns according to Party A’s instructions. However, if the warranty period for defects that Party A is liable for to its customers differs, Party A and Party B shall consult separately.

2	If Party A suffers damages due to the defects mentioned in the previous paragraph, Party A may claim compensation for such damages from Party B.
3	Even after the period stipulated in paragraph 1 has passed, if significant defects attributable to Party B are discovered in the Products, Party B shall respond according to the provisions of the preceding paragraphs.

(Product Liability)

Article 9	Party B warrants that the Products are free from design, manufacturing, or instruction/warning defects (hereinafter collectively referred to as “defects”).

2	If any of the following matters apply, Party A and Party B shall promptly notify the other party in writing and provide necessary information.

(1)	Defects are discovered in the Products.
(2)	Claims for damages or lawsuits related to defects in the Products are filed by users or other third parties.
(3)	There is a risk that any of the above matters may occur.

3	If any of the matters listed in the preceding paragraphs apply, Party B shall, at its own responsibility and expense, handle and resolve the issues, and if Party A incurs damages due to these issues, Party A may claim compensation for such damages from Party B. However, this does not apply if the cause of the defect is attributable to Party A.
4	Party B shall obtain product liability insurance for the Products at its discretion and expense.

(Trademark Use Authorization)

Article 10	Party B authorizes Party A to use the registered trademark specified in Attachment 2 (hereinafter referred to as “the Trademark”) as follows, and Party A is obligated to use the Trademark within this scope.

(1)	Authorized Products: The Products
(2)	Usage Area: Within Japan
(3)	Usage Scope: To be used for the sale of the Products, on promotional materials, product manuals, and other sales promotion materials.
(4)	Usage Fee: Free of charge

2	Party B warrants that it solely owns the trademark rights related to the Trademark.
3	Party A shall not use any trademark other than the Trademark concerning the Products.
4	If Party B gives instructions regarding the usage method or form of the Trademark, Party A shall comply with these instructions.
5	Party A shall not apply for trademark registration of any mark similar to the Trademark.
6	If Party A discovers any third party infringing or threatening to infringe the Trademark, Party A shall immediately report the details to Party B. In such cases, Party B shall, at its own responsibility and expense, take necessary actions to eliminate or prevent the infringement or threat.

7	If this Agreement is terminated, Party A shall immediately cease using the Trademark. However, Party A may continue using the Trademark within the scope necessary to sell the Products in stock after the termination of this Agreement, based on Article 20, paragraph 4.

(Dealer Qualification Requirements)

Article 11	Party A shall always meet the qualification requirements specified in Attachment 3 as a dealer of the Products.

(Sales Promotion and Customer Support)

Article 12	Party A shall make maximum efforts to sell the Products.

2	At its own expense and responsibility, Party A shall engage in advertising, promotion, customer support (including after-sales service, technical support, complaint handling, etc.), and other sales promotion activities (hereinafter referred to as “Sales Promotion Activities”). Additionally, Party A shall promptly report the status of Sales Promotion Activities to Party B upon request.
3	Party B shall provide the following support to Party A for Sales Promotion Activities.

(1)	Regular technical or product briefings
(2)	Provision of various promotional materials (company brochures, comprehensive catalogs, product pamphlets, etc.), either free or at cost
(3)	Technical support to Party A Party A may request the accompaniment of Party B’s engineers for technical explanations to its customers, and Party B shall consider the request. The actual costs (travel, accommodation, etc.) for the accompaniment shall be borne by Party A. Other costs for the accompaniment shall be determined through separate consultations.

(Infringement of Third-Party Intellectual Property Rights)

Article 13	Party B warrants that the Products do not infringe on third-party intellectual property rights.

2	If intellectual property right infringement issues arise or are likely to arise between the Products and a third party, Party A and Party B shall promptly notify the other party in writing and provide necessary information.
3	If intellectual property right infringement issues arise between the Products and a third party, Party B shall handle and resolve them at its own responsibility and expense, and if Party A incurs damages due to these issues, Party A may claim compensation for such damages from Party B. However, this does not apply if the cause of the infringement is attributable to Party A.

(Production Termination)

Article 14	If Party B intends to cease production of the Products, it shall notify Party A in writing at least three months before the planned termination date and consult with Party A regarding subsequent actions. However, this does not apply if otherwise specified in the Individual Agreement.

(Confidentiality)

Article 15	Without prior written consent from the other party, neither Party A nor Party B shall disclose or leak any business or technical information provided by the other party to third parties. However, this does not apply to information that falls under any of the following categories:

(1)	Information that was already public or in public use when obtained
(2)	Information that became public or in public use after being obtained, without fault of the recipient
(3)	Information that was already known before being obtained
(4)	Information obtained from a third party without confidentiality obligations
(5)	Information independently developed without using the disclosed information

(Prohibition of Rights Transfer)

Article 16	Without prior written consent from the other party, neither Party A nor Party B shall transfer, succeed, or use as collateral all or part of the rights and obligations or claims and debts arising from this Agreement and Individual Agreements.

(Notification of Changes)

Article 17	If there are significant changes in the business, such as a change in the company name, address, representative, or company merger, Party A and Party B shall promptly notify the other party in writing.

(Compliance with Laws and Regulations)

Article 18	Party A and Party B shall comply with the laws and regulations of Japan and other countries related to the transaction of the Products, such as export and import regulations and safety regulations.

(Validity Period)

Article 19	This Agreement shall be effective for one year from the date of signing. However, unless otherwise notified in writing by Party A or Party B at least three months before the expiration, the term shall be extended for another year, and the same shall apply thereafter.

2	The provisions of Articles 8 to 9, Article 16, Articles 25 and 26 shall remain effective regardless of the termination or expiration of this Agreement.
3	Individual Agreements that are valid at the time of termination or expiration of this Agreement shall be governed by the provisions of this Agreement.
4	Party A may sell the Products in stock for three months after the termination of this Agreement (unless this Agreement is terminated by Party B) based on Article 20, paragraph 4.

(Voluntary Termination)

Article 20	Party A and Party B may terminate this Agreement with six months’ prior written notice during the term specified in the previous Article.

(Termination of Agreement)

Article 21	Party A and Party B may terminate all or part of this Agreement and Individual Agreements immediately without prior notice if the other party falls under any of the following categories:

(1)	Violates any provision of this Agreement or Individual Agreements and fails to correct the violation within a specified period after receiving a notice from the other party.
(2)	Fails to fulfill obligations under this Agreement or Individual Agreements without just cause within the specified period.
(3)	The performance of obligations under this Agreement or Individual Agreements becomes difficult due to force majeure such as natural disasters.
(4)	Becomes insolvent or unable to pay debts, or issues a dishonored check or promissory note.
(5)	Receives an order for attachment, provisional attachment, provisional disposition, or auction, or is subject to tax delinquency disposition, or files for bankruptcy, civil rehabilitation, or corporate reorganization, or similar circumstances arise.
(6)	Receives a business cancellation or suspension order from the regulatory authority.
(7)	Causes significant harm or damage to the other party.
(8)	There are other justifiable reasons making it impossible to continue this Agreement.

2	Party A and Party B shall promptly notify the other party if significant changes in business conditions arise or are likely to arise, such as falling under categories 4 to 6 of the previous paragraph.
3	If Party A or Party B suffers damages due to falling under any of the categories in paragraph 1, the other party may claim compensation for such damages. The amount of compensation shall be determined through consultation between the parties.

(Set-Off)

Article 22	If Party A or Party B falls under any of the categories in paragraph 1 of the previous Article and has a claim against the other party under this Agreement or otherwise, they may set off the claim against the other party’s debt, regardless of the due date of the debt.

(Exclusion of Anti-Social Forces)

Article 23	Party A and Party B represent and warrant that they or persons substantially involved in their management are not members of organized crime groups, members of organized crime groups, quasi-members of organized crime groups, companies related to organized crime groups, general assemblymen, social movement groups, political activity groups, special intelligence violence groups, or persons equivalent to these (collectively referred to as “Anti-Social Forces”). They also warrant that they do not have close relationships with Anti-Social Forces.

2	Party A and Party B warrant that they will not engage in violent demands or unjust demands beyond legal responsibilities, either by themselves or through third parties.
3	If Party A or Party B violates the preceding paragraphs, the other party may terminate this Agreement immediately without prior notice and may claim compensation for damages suffered due to such termination. In this case, the terminating party shall not be liable for any damages suffered by the other party due to the termination.
4	If requested by Party A, Party B shall submit a separate pledge concerning the exclusion of Anti-Social Forces or conclude a memorandum concerning the exclusion of Anti-Social Forces with Party A, and the provisions of these documents shall complement the provisions of this Article.

(Governing Law)

Article 24	This Agreement shall be governed by and interpreted under Japanese law. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement and Individual Agreements.

2	This Agreement and Individual Agreements shall be prepared in Japanese, and no translations into any other language shall be considered for interpretation under the preceding paragraph.

(Jurisdiction)

Article 25	The Tokyo District Court shall have exclusive jurisdiction as the court of first instance for all disputes related to this Agreement and Individual Agreements.

(Matters for Consultation)

Article 26	If there are any matters not stipulated in this Agreement or if there are any doubts regarding the interpretation of the provisions of this Agreement, Party A and Party B shall resolve them through sincere consultation.

In witness whereof, this Agreement is executed in duplicate, with each party retaining one copy, duly signed and sealed by Party A and Party B.

(Date)___________

Party A: Customer Name / Address

Authorized Signatory (Corporate Seal)

Party B: PicoCELA Inc.

Representative Director and President Hiroshi Furukawa

4th Floor, SANOS Nihonbashi, 2-34-5 Nihonbashi Ningyocho, Chuo-ku, Tokyo, Japan

List of Customers

	Name of Company	Date of Agreement
Customer A	SCSK Minori Solutions Corp. (former CSI Solutions)	February 26, 2019
Customer B	Nishio Rent All CO., LTD.	October 1, 2019
Customer C	KAGA FEI Korea Ltd.	November 28, 2019
Customer D	EXEO Group Inc.	January 17, 2019
	Nikken Lease Kogyo Ltd.	August 22, 2019